Exhibit 3.52

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

AMERICAN MATERIALS COMPANY , LLC

This Amended and Restated Operating Agreement (this “Agreement”) of AMERICAN MATERIALS COMPANY, LLC (the “Company”) is entered into by SUMMIT MATERIALS, LLC, as the sole member (the “Member”).

WHEREAS, the Member has acquired all of the membership interests in the Company pursuant to that certain Membership Interest Purchase Agreement, dated as of January 26, 2016, by and among the Member, the Company, and the previous members of the Company; and

WHEREAS, the Member wishes to amend and restate the operating agreement of the Company in its entirety.

NOW, THEREFORE, the Member, by execution of this Agreement, hereby agrees as follows:

1.                       Name. The name of the limited liability company is American Materials Company, LLC. The Member may change the name of the Company from time to time as it deems advisable, provided appropriate amendments to this Agreement and the Articles of Organization and necessary filings under the Act are first obtained.

2.                       Filing of Certificates. The Member shall execute, deliver and file all certificates (and any amendments and/or restatements thereof) required or permitted to be filed with the Secretary of State of the State of North Carolina. The Member is authorized to execute, deliver and file any other certificates, notices or documents (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

3.                       Purposes. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the North Carolina Limited Liability Company Act (the “Act”).

4.                       Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have and may exercise all the powers now or hereafter conferred by North Carolina law on limited liability companies formed under the Act. The Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Member.

5.                       Principal Business Office. The principal place of business of the Company shall be located at such place, within or without the State of North Carolina, as the Member may from time to time deem necessary or advisable.

6.                       Registered Office; Registered Agent. The Company’s registered office within the State of North Carolina and its registered agent at such address shall be as determined from time to time by the Member.

7.                       Member. The name and the mailing address of the Member are as follows:

Name	Address

Summit Materials, LLC	1550 Wynkoop, 3rd Floor
Denver, CO 80202

8.                                 Limited Liability. Except as required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

9.                                 Capital Contributions. The Member is deemed admitted as the member of the Company upon its execution and delivery of this Agreement. The Member may, but is not obligated to make any capital contribution to the Company.

10.                          Allocation of Profits and Losses. The Company’s profits and losses shall be allocated solely to the Member.

11.                          Distributions. Subject to the limitations of the Act and any other applicable law, distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

12.                          Management. Management of the Company shall be vested in the Member. The sole Member of the Company, by virtue of its status as a Member, shall also be the sole Manager of the Company for all purposes. Except as otherwise expressly provided in this Agreement, the Articles of Organization or the Act, all decisions with respect to the management of the business and affairs of the Company shall be made by the sole Member evidenced by a written consent executed by the sole Member. The sole Member may elect or retain one or more assistant managers, agents, or officers, who may, but need not be, Members of the Company, with such titles, duties, and compensation as may be designated by the Member, subject to any applicable restrictions specifically provided in this Agreement or contained in the Act. The Member may delegate responsibility for the day-to-day management of the Company to any other Person who shall have and exercise on behalf of the Company all powers and rights necessary or convenient to carry out such management responsibilities.

13.                          Officers. The Member may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and assign titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Any delegation pursuant to this Section may be revoked at any time by the Member. An Officer may be removed with or without cause by the Member. The names of the Officers of the Company from and after the date of this Agreement until their respective removal, replacement or resignation are as set forth below.

Name	Title
Gary Tim Bizzell	President
Richard Moses	Vice President
Damian Murphy	Vice President
Michael Brady	Vice President
Amanda Mohr	Treasurer
Anne Lee Benedict	Secretary
Jenn Bradbury	Assistant Treasurer
Tony Keenan	Assistant Secretary
Chris Gaskill	Assistant Secretary

14.                          Other Business. The Member may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

15.                          Exculpation and Indemnification.

(a)                                 To the fullest extent permitted by the laws of the State of North Carolina and except in the case of bad faith, gross negligence or willful misconduct, no Member, Officer or other “company official” of the Company (as defined in Section 57D-1-03(5) of the North Carolina General Statutes (“N.C.G.S.”)) shall be liable to the Company or any other Member for (i) any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member, Officer or other company official in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Officer by this Agreement or (ii) for any breach of any duty provided for in N.C.G.S. § 57D-3-21 (other than liability under N.C.G.S. § 57D-4.06).

(b)                                 Except in the case of bad faith, gross negligence or willful misconduct, each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Member, Officer or other company official, shall be indemnified and held harmless by the Company to the same extent as permitted by the laws of the State of North Carolina for directors and officers of corporations organized under the laws of the State of North Carolina. Any indemnity under this Section 15 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

16.                          Assignments. The Member may at any time assign in whole or in part its limited liability company interest in the Company. If the Member transfers all of its interest in the Company pursuant to this Section 16, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

17.                          Withdrawal. The Member may at any time withdraw from the Company. If the Member withdraws pursuant to this Section 17, an additional Member shall be admitted to the Company, subject to Section 18 hereof, upon its execution, within 90 days of the withdrawal of the withdrawing Member, of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the withdrawal of the withdrawing Member, and, immediately following such admission, the withdrawing Member shall cease to be a member of the Company.

18.                          Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

19.                          Dissolution. Subject to the provisions of the Act, the Company will only be dissolved upon the happening of any of the following events:

(a)                       All or substantially all of the assets of the Company are sold, exchanged, or otherwise transferred (unless the Member has elected to continue the business of the Company);

(b)                       The 90th day after the day on which the Company ceases to have any Members, unless with that 90-day period one or more persons are admitted as a Member or Members pursuant to Section 18 hereof;

(c)                        The Member signs a document stating its election to dissolve the Company;

(d)                       The entry of a final judgment, order, or decree of a court of competent jurisdiction adjudicating the Company to be bankrupt and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal;

(e)                        The entry of a decree of judicial dissolution or the issuance of a certificate for administrative dissolution under the Act; or

(f)                         Subject to N.C.G.S. § 57D-6-06(c), the filing by the Secretary of State of a certificate of dissolution under N.C.G.S § 57D-6-06.

20.                          Liquidation. Upon the happening of any of the events specified in Section 19 and, if applicable, the failure of the Member to continue the business of the Company, the Member, or any liquidating trustee designated by the Member, will commence as promptly as practicable to wind up the Company’s affairs unless the Member or the liquidating trustee (either, the “Liquidator”) determines that an immediate liquidation of Company assets would cause undue loss to the Company, in which event the liquidation may be deferred for a time determined by the Liquidator to be appropriate. Assets of the Company may be liquidated or distributed in kind, as the Liquidator determines to be appropriate. The Member will continue to be entitled to Company cash flow and Company profits during the period of liquidation. The proceeds from liquidation of the Company and any Company assets that are not sold in connection with the liquidation will be applied in the following order of priority:

(a)                       To payment of the debts and satisfaction of the other obligations of the Company, including, without limitation, debts and obligations to the Member;

(b)                       To the establishment of any reserves deemed appropriate by the Liquidator for any liabilities or obligations of the Company, which reserves will be held for the purpose of paying liabilities or obligations and, at the expiration of a period the Liquidator deems appropriate, will be distributed in the manner provided in Section 20(c); and, thereafter

(c)                        To the Member.

21.                          Articles of Dissolution. Upon the dissolution and commencement of the winding up of the Company, the Member shall cause Articles of Dissolution to be executed on behalf of the Company and filed with the Secretary of State, and the Member shall execute, acknowledge, and file any and all other instruments necessary or appropriate to reflect the dissolution of the Company.

22.                          Severability of Provisions. If any provision of this Agreement or the application thereof is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable to any extent, the remainder of this Agreement and the application of such provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

23.                          Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

24.                          Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of North Carolina (without regard to conflict of laws principles).

25.                          Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

26.                          Sole Benefit of Member. The provisions of this Agreement are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the Member shall have no duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

27.                          Effectiveness. This Agreement shall become effective when the Member shall have executed and delivered the Agreement to the Company.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the 5th day of February, 2016.

SUMMIT MATERIALS, LLC, sole member

By:	/s/ Anne Lee Benedict
Name: Anne Lee Benedict
Title: Secretary

[Signature Page to American Materials Company, LLC Amended & Restated Operating Agreement]